Exhibit 99.1

ANIXTER INTERNATIONAL INC. REPORTS FIRST QUARTER 2013 RESULTS

Diluted Earnings per Share from Continuing Operations of $1.27,

On First Quarter Sales of $1.49 Billion

First Quarter Highlights

•	Earnings from continuing operations of $1.27 per diluted share

•	Record first quarter Electrical and Electronic Wire and Cable segment sales of $517.8 million

•	Generated $53.1 million in cash from operations

GLENVIEW, IL, (Business Wire) April 23, 2013 – Anixter International Inc. (NYSE: AXE) today reported sales of $1.49 billion for the quarter ended March 29, 2013, a 2.1 percent decrease compared to the year ago quarter. Sales growth year-over-year would have been slightly positive excluding the unfavorable impact of the timing of holidays and the conclusion of a large security solutions contract. Organic sales, which excludes the impact of the following items, declined by 3.8 percent year-over-year:

•	$34.1 million from the second quarter 2012 acquisition of Jorvex

•	$5.5 million from the unfavorable effect of copper pricing

•	$3.2 million from the unfavorable effect of foreign exchange

Operating income of $81.0 million decreased by 6.5 percent from $86.7 million in the prior year period. Operating margin of 5.4 percent compares to 5.7 percent in the prior year period and 5.5 percent in the previous quarter, excluding the fourth quarter of 2012 impairment, pension-related and restructuring charges of $46.7 million.

Net income from continuing operations of $42.6 million compares to non-GAAP net income from continuing operations of $47.0 million in the prior year quarter, which excludes a $9.7 million tax benefit from the reversal of deferred income tax valuation allowances and $1.7 million ($1.1 million, net of tax) in interest expense and penalties related to prior years’ tax liabilities. Earnings from continuing operations of $1.27 per diluted share in the current quarter compares to an adjusted $1.37 per diluted share in the year ago quarter, which excludes the above referenced net benefit of $0.25 per diluted share. The year-over-year decline in earnings per diluted share was primarily a result of industry-wide delays in enterprise data infrastructure investment that began in the fourth quarter of 2011, and the continuation of weaker OEM Supply trends from the third and fourth quarters of 2012.

“We entered 2013 with the expectation that the first half of the year would continue to be challenged by global macroeconomic activity and that we would see strengthening results in the second half of the year. Based on the increased levels of project quoting activity, we are seeing signs that general business conditions and overall levels of capital spending by our customers are beginning to improve,” commented Bob Eck, President and CEO. “We remain focused on margin improvement and working capital management, which will enable us to deliver solid financial results in a business environment that we expect will continue to be characterized by slow growth.”

Income Statement Detail

Gross margin of 22.7 percent improved from 22.2 percent in the fourth quarter of 2012 and compares to 22.9 percent in the year ago quarter. The decrease in gross margin compared to the prior year was a result of customer and project mix in the company’s OEM Supply and Electrical and Electronic Wire and Cable segments, partially offset by improved gross margin in the company’s Enterprise Cabling and Security Solutions segment.

Strong cost management resulted in operating expenses of $257.2 million, a decline of $5.3 million, or 2.1 percent, year-over-year. Interest expense of $13.6 million increased by $1.5 million compared to the prior year quarter. This increase is a result of the $2.5 million of incremental expense associated with the company’s bond offering in the second quarter of 2012, partially offset by the February 2013 redemption of the Company’s 1.0% senior convertible notes. Foreign exchange and other expense of $1.9 million improved from $3.1 million in the prior year quarter primarily due to lower foreign currency expense.

The tax rate in the current quarter of 35.0 percent compares to an adjusted tax rate of 35.8 percent in the year ago quarter. In the first quarter of 2012, the adjusted tax rate excludes the items discussed above.

Segment Update

Enterprise Cabling and Security Solutions (“ECS”) sales of $745.1 million compares to $778.8 million in the prior year period. The 4.3 percent decline was primarily caused by persistent macro-economic weakness in the European and Emerging Markets regions, partially offset by growth in sales in North America. Sales growth year-over-year would have been nearly flat excluding the unfavorable impact of the timing of holidays and the conclusion of a large security solutions contract. Security sales increased slightly year-over-year but would have been up 10 percent excluding the same holiday and contract conclusion impact.

ECS operating income of $34.8 million compares to $38.2 million in the year ago quarter. The year-on-year decline was caused primarily by declines in Emerging Markets. Operating margin for ECS of 4.7 percent compares to 4.9 percent in the year-ago quarter.

Electrical and Electronic Wire and Cable (“W&C”) achieved record first quarter sales of $517.8 million, up 6.8 percent from the prior year period, reflecting the acquisition of Jorvex and the continued strength in our natural resource extraction and power generation businesses customer sectors. Excluding the $34.1 million favorable impact from the acquisition of Jorvex, the $5.5 million unfavorable impact from copper and the $1.7 million unfavorable impact from foreign exchange, organic sales increased by 1.3 percent. Europe and Emerging Markets achieved record first quarter sales with North America growth relatively flat, primarily due to a lower mix of OEM sales and the timing of large project billings.

Operating income of $41.3 million compares to $39.8 million in the year ago quarter, with gains in the Emerging Markets and EMEA regions offsetting a decline in North America. Operating margin of 8.0 percent compares to 8.2 percent in the year ago quarter.

OEM Supply (“OEM”) sales of $228.0 million declined by 12.0 percent from the prior year quarter caused by a year-over-year decline in heavy truck production levels in North America and continuing weaker manufacturing production levels in Europe. Excluding the $0.6 million unfavorable impact of foreign exchange, organic sales declined by 11.8 percent.

Operating income of $4.9 million compares to $8.7 million in the year ago quarter. Operating margin of 2.1 percent compares to 3.4 percent in the year ago quarter, with declines in North America and Emerging Markets operating margin largely due to lower volumes and unfavorable customer mix.

On a sequential basis, sales improved by 13.8 percent, with double-digit sequential sales growth in each region. This performance resulted in a 350 basis point improvement in segment operating margin versus the prior quarter, excluding the 2012 fourth quarter impairment, pension-related and restructuring charges of $25.9 million.

Cash Flow and Leverage

In the quarter, the company generated $53.1 million of cash from operations due to a sequential decline in quarterly sales combined with working capital improvement initiatives. In the year ago quarter, the company reported $64.7 million of cash used in operations.

“Our disciplined working capital and cash management processes give us the flexibility needed to manage through an uncertain economic environment. With an expectation of continued positive cash flow for the fiscal year, we constantly evaluate the optimal use of our funds,” commented Ted Dosch, Executive Vice-President and CFO. “We continue to have a strong financial position and remain committed to both investing in our business for growth and returning excess capital to our shareholders, as we have done consistently over the past five years.”

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 47.2 percent compares to 50.3 percent at the end of 2012

•	Weighted average cost of borrowed capital of 5.8 percent compares to 5.5 percent in the year ago quarter

•	$333 million of availability under bank revolving lines of credit at quarter end

•	$220 million of outstanding borrowings under the $300 million accounts receivable securitization facility at quarter end

Business Outlook

“Our outlook for 2013 includes low single digit organic sales growth, which we believe will be weighted to the back half of the year. While global markets are difficult to predict, we took aggressive measures in 2012 that position us to expand our leadership position within each of our segments, further leveraging our global supply chain platform to better serve our customers,” stated Eck. “With ongoing pressure on companies to reduce costs, our business model, which is based on helping our customers lower their supply chain costs and reduce execution risk, is of even greater value. We believe we are well positioned financially, operationally and strategically to capitalize on our opportunities.”

Financial Results From Continuing Operations

(In millions, except per share amounts)

	Mar. 29, 2013	Mar. 30, 2012	Percent Change
Net Sales	$1,490.9	$1,522.7	-2%
Operating Income	$81.0	$86.7	-6%
Net Income	$42.6	$55.6	-23%
Diluted Earnings Per Share	$1.27	$1.62	-22%
Diluted Weighted Shares	33.5	34.3	-3%

First Quarter Earnings Call Details

The company will host a conference call to discuss these results beginning at 9:30 a.m. central time today. The call will be available as a live audio webcast and can be accessed at the investor relations portion of Anixter’s website at anixter.com/investor.

Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:	1 (888) 510-1786
International dial-in:	1 (719) 785-1765
Passcode:	2478099

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “First Quarter 2013 Highlights and Operating Review” will be available on the company’s investor relations website.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1 billion in inventory, 3) approximately 220 warehouses with 7 million square feet of space, and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP – Finance & Chief Financial Officer	VP – Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at

anixter.com

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(In millions, except per share amounts)	March 29, 2013	March 30, 2012
Net sales	$1,490.9	$1,522.7
Cost of goods sold	1,152.7	1,173.5

Gross profit	338.2	349.2
Operating expenses	257.2	262.5

Operating income	81.0	86.7
Interest expense	(13.6)	(12.1)
Other, net	(1.9)	(3.1)

Income from continuing operations before taxes	65.5	71.5
Income tax expense	22.9	15.9

Net income from continuing operations	42.6	55.6
Net loss from discontinued operations	(0.1)	(0.3)

Net income	$42.5	$55.3

Net income per share:
Basic:
Continuing operations	$1.30	$1.67
Discontinued operations	$—	$(0.01)

Net income	$1.30	$1.66

Diluted:
Continuing operations	$1.27	$1.62
Discontinued operations	$—	$(0.01)

Net income	$1.27	$1.61

Weighted average shares outstanding:
Basic	32.6	33.3
Diluted	33.5	34.3
Reporting Segments
Net sales:
Enterprise Cabling and Security Solutions	$745.1	$778.8
Electrical and Electronic Wire and Cable	517.8	484.7
OEM Supply	228.0	259.2

	$1,490.9	$1,522.7

Operating income:
Enterprise Cabling and Security Solutions	$34.8	$38.2
Electrical and Electronic Wire and Cable	41.3	39.8
OEM Supply	4.9	8.7

	$81.0	$86.7

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Balance Sheets

(In millions)	March 29, 2013	December 28, 2012
	(Unaudited)
Assets

Cash and cash equivalents	$58.7	$89.4
Accounts receivable, net	1,194.0	1,225.5
Inventories	1,010.5	1,060.9
Deferred income taxes	42.3	40.7
Other current assets	31.3	33.6

Total current assets	2,336.8	2,450.1

Property and equipment, net	99.1	95.9
Goodwill	341.6	342.0
Other assets	177.1	201.6

Total assets	$2,954.6	$3,089.6

Liabilities and Stockholders’ Equity

Accounts payable	$669.6	$716.9
Accrued expenses	219.5	249.5
Short-term debt	4.6	0.9

Total current liabilities	893.7	967.3

5.625% senior notes	350.0	350.0
Accounts receivable securitization facility	220.0	82.0
5.95% senior notes	200.0	200.0
Revolving lines of credit and other	98.5	20.8
10.0% senior notes	31.7	31.6
1.0% convertible senior notes	—	297.8
Other liabilities	148.1	170.2

Total liabilities	1,942.0	2,119.7
Stockholders’ equity	1,012.6	969.9

	$2,954.6	$3,089.6

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
(In millions)	March 29, 2013	March 30, 2012
Operating activities
Net income	$42.5	$55.3

Adjustments to reconcile net income from operations to net cash provided by (used in) operating activities:
Depreciation	5.6	5.5
Stock-based compensation	3.3	4.6
Accretion of debt discount	2.4	4.5
Amortization of intangible assets	1.9	2.7
Amortization of deferred financing costs	0.7	0.6
Deferred income taxes	0.3	(8.8)
Excess income tax benefit from employee stock plans	(1.2)	(2.7)
Changes in current assets and liabilities, net	(2.7)	(123.8)
Other, net	0.3	(2.6)

Net cash provided by (used in) operating activities	53.1	(64.7)
Investing activities
Capital expenditures, net	(9.1)	(10.0)

Net cash used in investing activities	(9.1)	(10.0)

Financing activities
Proceeds from borrowings	328.5	185.9
Repayment of borrowings	(108.9)	(151.3)
Retirement of Notes due 2013	(300.0)	—
Proceeds from stock options exercised	5.8	1.8
Excess income tax benefit from employee stock plans	1.2	2.7
Other	(1.3)	1.4

Net cash (used in) provided by financing activities	(74.7)	40.5

Decrease in cash and cash equivalents	(30.7)	(34.2)
Cash and cash equivalents at beginning of period	89.4	106.1

Cash and cash equivalents at end of period	$58.7	$71.9

Financial Measures That Supplement GAAP

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this report includes certain financial measures computed using non-GAAP components as defined by the Securities and Exchange Commission. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this report both on a GAAP basis and excluding acquisitions, foreign exchange effects and the impact of copper prices (“non-GAAP”). We believe that by reporting organic growth which excludes the impact of acquisitions, foreign exchange effects and the impact of copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures, as reported by us, may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s analysis of financial condition and results of operations included in this report. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

First Quarter 2013 Sales Growth Trends (Unaudited)

		Adjustments for:
	First Quarter 2013	Acquisition	Foreign Exchange	Copper	First Quarter 2013	First Quarter	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	2012	Growth
	(in millions)
Enterprise Cabling and Security Solutions
North America	$566.6	$—	$0.6	$—	$567.2	$559.5	1.4%
Europe	71.3	—	0.3	—	71.6	88.2	(18.8)%
Emerging Markets	107.2	—	—	—	107.2	131.1	(18.3)%

Enterprise Cabling and Security Solutions	$745.1	$—	$0.9	$—	$746.0	$778.8	(4.2)%

Electrical and Electronic Wire and Cable
North America	$379.7	$—	$0.9	$5.4	$386.0	$386.2	(0.1)%
Europe	76.6	—	0.8	0.1	77.5	72.9	6.3%
Emerging Markets	61.5	(34.1)	—	—	27.4	25.6	7.4%

Electrical and Electronic Wire and Cable	$517.8	$(34.1)	$1.7	$5.5	$490.9	$484.7	1.3%

OEM Supply
North America	$98.8	$—	$—	$—	$98.8	$116.1	(14.9)%
Europe	114.2	—	0.9	—	115.1	126.5	(9.0)%
Emerging Markets	15.0	—	(0.3)	—	14.7	16.6	(11.7)%

OEM Supply	$228.0	$—	$0.6	$—	$228.6	$259.2	(11.8)%

Total Anixter International	$1,490.9	$(34.1)	$3.2	$5.5	$1,465.5	$1,522.7	(3.8)%

Geographic Sales
North America	$1,045.1	$—	$1.5	$5.4	$1,052.0	$1,061.8	(0.9)%
Europe	262.1	—	2.0	0.1	264.2	287.6	(8.1)%
Emerging Markets	183.7	(34.1)	(0.3)	—	149.3	173.3	(14.0)%

Total Anixter International	$1,490.9	$(34.1)	$3.2	$5.5	$1,465.5	$1,522.7	(3.8)%

Items Impacting Comparability of Results

	First Quarter	First Quarter
	2013	2012
	(in millions)
Items impacting pre-tax income, net of tax (a)	$—	$1.1
Items impacting income taxes (b)	$—	$(9.7)

Net income impact of these items	$—	$(8.6)

Dilutive EPS impact of these items	$—	$(0.25)

Reconciliation to most directly comparable GAAP financial measure:

Net income from continuing operations - GAAP	$42.6	$55.6
Net income impact of items above	—	(8.6)

Net income from continuing operations - Non-GAAP	$42.6	$47.0

Dilutive EPS - GAAP	$1.27	$1.62
Dilutive EPS impact of items above	—	(0.25)

Dilutive EPS - Non-GAAP	$1.27	$1.37

(a)	Interest and penalties of $1.7 million associated with prior year tax liabilities reflected in Other, net
(b)	Tax benefit related to the reversal of deferred income tax valuation allowances